     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 26, 2023, accompanying the financial statements of Quality Municipal Income Trust, 20+ Year Series 200 (included in Invesco Unit Trusts, Municipal Series 1319) as of June 30, 2023, and for each of the three years in the period ended June 30, 2023, and the financial highlights for the period from July 25, 2018 (date of deposit) through June 30, 2019 and for each of the four years in the period ended June 30, 2023, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-222025) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 26, 2023